UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

               October 23, 2006 (Date of earliest event reported)

                                 MAGNETEK, INC.

             (Exact Name of Registrant as Specified in its Charter)



          DELAWARE                  1-10233                 95-3917584
(State or Other Jurisdiction      (Commission             (IRS Employer
      of Incorporation)           File Number)          Identification No.)


                            N49 W13650 Campbell Drive
                            Menomonee Falls, WI 53041
               (Address of Principal Executive Offices) (Zip Code)

        Registrant's telephone number, including area code (818) 727-2216

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))


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Item 5.02    Departure of Directors or Principal Officers; Election of
             Directors; Appointment of Principal Officers

Resignation of Andrew G. Galef as Chairman of the Board, Election of Mitchell I. Quain, as Chairman of the Board

Effective October 25, 2006, Andrew G. Galef (73) voluntarily resigned his position as Chairman of the Board of Directors of Magnetek, Inc. Mr. Galef has served as the Company's Chairman since 1984 and served as its Chief Executive Officer from 1993 until 1996 and again from 1999 until 2005. Mr. Galef will continue to serve on the Board of Directors, but not on any of its committees.

Mitchell I. Quain (54) was appointed by the Board of Directors to serve as its Chairman effective October 25, 2006. Mr. Quain has served on the Company's Board and on its Audit Committee since 2000. Mr. Quain has also served on and acted as Chairman of the Compensation Committee and has served on the Nominating and Governance Committee. He became Chairman of the Nominating and Governance Committee effective October 25, 2006.

Mr. Quain will not receive an additional retainer or other compensation for his services as Chairman of the Board, but will continue to receive the annual retainer of $26,000 paid to all non-employee members of the Board, the $4,000 annual retainer paid to all Board committee chairmen, and meeting fees, as set forth in the Company's annual proxy statement. Mr. Quain has elected to defer all of his compensation as a member of the Board and to receive his retainer fees and all of his meeting fees in shares of the Company's common stock. Please refer to the Company's annual proxy statement dated September 29, 2006 for further details on the Company's Board and committee member compensation terms.


Resignation of Thomas G. Boren as President and Chief Executive Officer and Election of David P. Reiland as President and Chief Executive Officer

Thomas G. Boren (57), who has served as the President and Chief Executive Officer of Magnetek, Inc. since May 9, 2005, announced that he will voluntarily resign his position effective November 1, 2006. Mr. Boren will continue to serve on the Board of Directors, but will not serve on any of its committees.

David P. Reiland (52), the Company's Chief Financial Officer since 1988, has been appointed to serve as President and Chief Executive Officer effective November 1, 2006. Mr. Reiland has been with Magnetek since 1986 and has served in various finance capacities within the Company, including as Vice President of Finance and Controller. In 2003, Mr. Reiland assumed temporary responsibility for the Company's Telecom Power Group during a management restructure. Mr. Reiland is a Certified Public Accountant and served as an Audit Manager with Arthur Andersen & Co. from 1980 to 1986. Mr. Reiland's compensation will remain the same as disclosed in the Company's recent proxy statement filed on September 29, 2006. However, based on his new position Mr. Reiland will be eligible to earn a bonus equal to 100% of his salary in the event that certain performance targets are achieved by the Company.


Termination of Employment - Antonio Canova, Executive Vice President of Magnetek, Inc.

Antonio Canova's employment as an Executive Vice President of Magnetek Inc., was terminated effective October 26, 2006. Mr. Canova was also notified that his employment with Magnetek's formerly owned Italian subsidiary, Magnetek S.p.A., would be terminated prior to the sale of the subsidiary; however, due to Mr. Canova's exercise of certain rights under Italian law, the termination of his employment with Magnetek S.p.A has not been fully effectuated although he no longer participates in the day-to-day management or operation of the business.


Item 8.01    Other Events

Relocation of Corporate Headquarters

The corporate headquarters office of Magnetek, Inc. and all of its domestic subsidiaries relocated from Chatsworth, California to N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin, effective October 26, 2006.



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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 MAGNETEK, INC.





                                                 By: /s/ David Reiland
                                                     -------------------------
                                                     David Reiland
                                                     Executive Vice President
                                                     & Chief Financial Officer

October 30, 2006